Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO REPORTS PRELIMINARY IMPACT OF HURRICANE IVAN

HOUSTON, TX – September 28, 2004 – Pogo Producing Company (“PPP” – NYSE) reported today the estimated current and continuing impact of Hurricane Ivan to its oil and gas production. Based on information gathered to date, Pogo’s company-operated Gulf of Mexico platforms did not sustain major damage as a result of Hurricane Ivan. However, damages to outside owned and operated platforms, pipelines and onshore terminals are continuing to cause a meaningful component of Pogo’s Gulf of Mexico production to remain shut-in. Pogo estimates its third quarter production will be reduced due to Ivan by approximately 0.9 billion cubic feet of natural gas and 400,000 barrels of oil.  These reserves are not lost, but production of them is deferred.

Pogo’s offshore Gulf of Mexico production was suspended beginning September 14, 2004. Although production from the western part of the Gulf of Mexico has been restored, some of the production from the eastern sector of the central Gulf of Mexico has not. Some 23,000 barrels of Pogo’s oil per day and 33 million cubic feet of net natural gas per day from Main Pass, South Pass, West Delta and Viosca Knoll areas remain shut-in. Repairs to the infrastructure are underway but Pogo does not expect to restore production from most of these fields for approximately one more month.  Repairs to certain of the more heavily damaged facilities, affecting about 18 mmcfe/d of Pogo’s daily production volumes, are not expected to be completed until mid-December.

As a result, Pogo’s company-wide production estimates for the full year of 2004 are now revised to an estimated average of 320 mmcf/d and 53,000 barrels of oil per day, a daily reduction for the year of 10 mmcf/d and 5,000 barrels of oil per day below Pogo’s pre-storm 2004 estimate.  Approximate year-end exit rates of 340 mmcf/d and 56,000 barrels are presently anticipated as production climbs toward full capacity.

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Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 93 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary, approximately 81,000 gross acres in the Denmark North Sea and 1,014,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.